ADDENDUM TO MASTER GLOBAL CUSTODY AGREEMENT

The undersigned Columbia Funds Series Trust I, on behalf of each of its series listed on attached Appendix A (“Customer”), formed under the laws of the Commonwealth of Massachusetts as a business trust with a place of business at 50606 Ameriprise Financial Center, Minneapolis, MN 55474, hereby requests the securities custody services of JPMorgan Chase Bank, N.A., and Customer, by its signature below, agrees to the terms and conditions of that certain Second Amended and Restated Master Global Custody Agreement, dated March 7, 2011 (the “Agreement”), with JPMorgan Chase Bank, N.A. on behalf of each of the Funds listed on Schedule A thereto, which such Schedule A is hereby amended with the addition of the Customer pursuant to this addendum. Notwithstanding anything in the Agreement to the contrary, each of Customer and Bank hereby agree that Customer shall (i) be an Additional Customer, as such term is defined in the Agreement) and (ii) not be subject to the Initial Term (as defined in the Agreement) or the early termination fee set forth in Section 9 of the Agreement, and (iii) be entitled to terminate the Agreement upon 60 days’ written notice to JPMorgan Chase Bank, N.A. (unless entitled to a shorter notice period pursuant to Section 9.1(b)).

COLUMBIA FUNDS SERIES TRUST I, ON BEHALF OF EACH SERIES LISTED ON APPENDIX A

By:	/s/ Amy K. Johnson

Name:	Amy K. Johnson
Title:	Vice President
Date:	January 15, 2015

JPMORGAN CHASE BANK, N.A.

By:	/s/ Anna Marie Calla Minniti

Name:	Anna Marie Calla Minniti
Title:	Vice President
Date:	January 21, 2015

APPENDIX A

Columbia Funds Series Trust I

Columbia Adaptive Alternatives Fund

Columbia Intermediary Alternatives Fund

Columbia Diversified Absolute Return Fund